Surna Inc. Converts Approximately 60% of Convertible Promissory Notes

BOULDER, CO – Dec. 7, 2016 – Surna Inc. (OTCQB: SRNA), a technology company that engineers equipment for controlled environment agriculture (CEA) with special expertise in cannabis cultivation, reported as of December 6, 2016 it entered into Note Conversion and Warrant Amendment Agreements with 33 holders.

Background

Between October 31, 2014 and February 27, 2015, investors participated in a private placement financing. In connection with such financing, Surna issued units, each of which consisted of 250,000 shares of Common Stock, a warrant to purchase 50,000 shares of Common Stock (Original Warrants) and a 10% convertible promissory note in the principal amount of $50,000 (Original Notes). The Original Notes become payable two years from issuance.

Note Conversion and Warrant Amendment Agreements

As of December 6, 2016, Surna entered into Note Conversion and Warrant Amendment Agreements (Agreements) with each of 33 holders. Surna entered into the Agreements to (i) reduce the conversion price of such holder’s Original Note and simultaneously cause the conversion of the outstanding amount under such Original Note into shares of Common Stock and (ii) reduce the exercise price of the Original Warrants to promote the exercise of such warrants. Each Agreement has been privately negotiated so the terms may vary. The Original Notes have been amended to reflect a reduced conversion price per share between $0.12 and $0.16 with trading restrictions. Additionally, pursuant to the Agreements, certain Original Warrants have been amended to reflect a reduced exercise price per share of $0.35, with the exception of the first Agreement signed which amended certain Original Warrants to reflect a reduced exercise price of $0.15 per share.

Pursuant to the Agreements, Surna has (i) converted Original Notes with outstanding principal amount of approximately $1,475,000, which represents approximately 60% of the total principal amount under the Original Notes, (ii) issued 12,220,604 shares of Common Stock in connection with the conversion of such Original Notes and (iii) amended 1,425,000 Original Warrants.

The company intends to negotiate with the remaining holders of the Original Notes to convert the remaining $1,061,000 of principal; however, it cannot make any assurance that it will be successful in converting any more of the outstanding balance of such Original Notes.

Surna is filing a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (SEC) that describes the transactions in greater detail.

About Surna

Surna Inc. (www.surna.com) develops innovative technologies and products that monitor, control and or address the energy and resource intensive nature of indoor cannabis cultivation. Currently, the company’s revenue stream is based on its main product offerings – supplying industrial technology and products to commercial indoor cannabis grow facilities.

Headquartered in Boulder, CO, Surna’s diverse engineering team is tasked with creating novel energy and resource efficient solutions, including the company’s signature water-cooled climate control platform. The company’s engineers continuously seek to create technology that solves the highly specific demands of the cannabis industry for temperature, humidity, light and process control.

Surna’s goal is to provide intelligent solutions to improve the quality, the control and the overall yield and efficiency of CEA. Though its clients do, the company neither produces nor sells cannabis.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including the uncertainties as to the timing of the transactions described above, uncertainties as to how many holders will agree to the terms of a transaction and the possibility that various closing conditions for the transactions may not be satisfied or waived. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, government regulation and taxation, and fraud. In addition, the current global economic climate amplifies many of these risks. More information about factors that potentially could affect Surna’s financial results is included in Surna’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Statement About Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high-risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing	Surna Investor Relations
Jamie English	Kirsten Chapman/ Becky Herrick
Marketing Manager	LHA Investor Relations
jamie.english@surna.com	surna@lhai.com
303-993-5271	(415) 433-3777